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                                                                      EXHIBIT 12


Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)
(unaudited)


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                                                                                                                 For the nine months
                                                                  For the years ended December 31,               ended September 30,
                                                    -----------------------------------------------------------  -------------------
                                                     1999          2000         2001        2002         2003           2004
                                                    -------      -------      -------      -------      -------        -------
Fixed Charges:
   Interest expense on indebtedness                 $   181      $   175      $    27      $   282      $   427        $   990(2)
   Interest expense on portion of rent expense
    representative of interest                          143          189          308          689        1,081            768
                                                    -------      -------      -------      -------      -------        -------
   Total Fixed Charges                              $   324      $   364      $   335      $   971      $ 1,508        $ 1,758
                                                    =======      =======      =======      =======      =======        =======

Earnings:
   Income before provision for income taxes
    and minority interest                           $   661      $ 3,393      $ 6,096      $10,310      $14,423        $18,706

   Fixed charges                                        324          364          335          971        1,508          1,758
                                                    -------      -------      -------      -------      -------        -------
   Total earnings                                   $   985      $ 3,757      $ 6,431      $11,281      $15,931        $20,464
                                                    =======      =======      =======      =======      =======        =======

Ratio of earnings to fixed charges(1)                 3.04x       10.31x       19.22x       11.62x       10.56x         11.64x


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(1)      Our ratio of earnings to fixed charges has been computed by dividing earnings before taxes and minority interests plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense) and one-third of rent expense (the portion deemed representative of the interest portion).

(2) Includes $622,920 of interest and amortization of the costs of the initial offering of the notes for the period between August 11 and September 30, 2004.